As filed with the Securities and Exchange Commission on
July 28, 2009

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

/X/              REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

/X/              Amendment No. _4_

Investment Company Act File No. 811-21963

Rochdale Core Alternative Strategies Master Fund, LLC
(Exact name of Registrant as specified in Charter)

Address (Address of principal executive offices)

570 Lexington Avenue
New York, New York 10022-6837

Registrant's Telephone Number, including Area Code: (212) 702-3500

Kurt Hawkesworth, Esq.
Senior Executive Vice President and General Counsel
Rochdale Investment Management LLC
570 Lexington Avenue
New York, New York 10022-6837

(Name and address of agent for service)

Copies of Communications to:

Robert S. Schneider, Esq.
Kleinberg, Kaplan, Wolff & Cohen, P.C.
551 Fifth Avenue, 18th Floor
New York, New York 10176

EXPLANATORY NOTE

This Registration Statement of Rochdale Core Alternative Strategies Master Fund, LLC (the “Registrant” or the “Master Fund”) has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "1940 Act"). However, units in the Registrant have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), since such units will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may be made only by U.S. and foreign investment companies, common or commingled trust funds, organizations or trusts described in Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended, or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement, as amended, of Rochdale Core Alternative Strategies Master Fund, LLC (“Master Fund Registration Statement”) does not constitute an offer to sell, or the solicitation of an offer to buy, any unit in the Registrant.

ROCHDALE CORE ALTERNATIVE STRATEGIES MASTER FUND, LLC

CONTENTS OF REGISTRATION STATEMENT

This amendment to the registration statement of Rochdale Core Alternative Strategies Master Fund, LLC contains the following documents:

Facing Sheet

Explanatory Note

Contents of Registration Statement

Part A

Part B

Part C

Signature Page

Exhibits

PART A

Responses to Items 1, 2, 3.2, 4, 5, 6 and 7 of Part A have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

Responses to certain Items required to be included in Part A of this Master Fund Registration Statement are incorporated herein by reference to the Registration Statement on Form N-2, as amended, of Rochdale Core Alternative Strategies Fund, LLC (the “Fund") (1933 Act File No. 333-138071 and 1940 Act File No. 811-21965).

ITEM 3. FEE TABLE AND SYNOPSIS.

Not Applicable.

ITEM 8. GENERAL DESCRIPTION OF THE REGISTRANT.

Rochdale Core Alternative Strategies Master Fund, LLC (the "Master Fund") is a closed-end, non-diversified management investment company that was organized as a limited liability company under the laws of the State of Delaware on September 11, 2006. Units in the Master Fund are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). Investments in the Master Fund may be made only by U.S. and foreign investment companies, common or commingled trust funds, organizations or trusts described in Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement, as amended, does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

Information on the Master Fund's investment objective, the kinds of securities in which the Master Fund principally invests, other investment practices of the Master Fund and the risk factors associated with investments in the Master Fund are incorporated herein by reference to the sections titled "Investment Objective and Strategies", “Principal Risk Factors Relating to the Fund’s Structure”, "Principal Risk Factors, Types of Investments and Investment Strategies of the Hedge Funds” in the Fund's prospectus included in the Fund's Registration Statement on Form N-2, as amended.

ITEM 9. MANAGEMENT.

A description of how the business of the Master Fund is managed is incorporated herein by reference to the section titled "Management of the Fund and the Master Fund" in the Fund's prospectus included in the Fund's Registration Statement on Form N-2, as amended. The following list identifies the specific sections of the Fund’s prospectus under which the information required by Item 9 of Form N-2 may be found; each listed section is incorporated herein by reference.

Item 9.1(a)	Management of the Fund and the Master Fund – The Boards.
Item 9.1(b)
Summary – The Manager and the Sub-Adviser;  Management of the Fund and the Master Fund – The Manager, – The Sub-Adviser; Fees and Expenses – Investment Management Fee Shared by the Manager and Sub-Adviser, – Incentive Fee.

Item 9.1(c)	Management of the Fund and the Master Fund – Portfolio Managers.
Item 9.1(d)	Management of the Fund and the Master Fund; Fees and Expenses – Administrative Fee, – Investor Servicing Arrangements.
Item 9.1(e)	Management of the Fund and the Master Fund; Fees and Expenses – Other Expenses of the Fund.
Item 9.1(f)	Management of the Fund and the Master Fund; Fees and Expenses – Other Expenses of the Fund.
Item 9.1(g)	Portfolio Transactions – The Master Fund.
Item 9.2(a)	Not Applicable
Item 9.2(b)	Not Applicable
Item 9.2(c)	Not Applicable
Item 9.2(d)	Not Applicable

The Master Fund is managed by Rochdale Investment Management LLC (the “Manager”). The Adviser is controlled by Carl Acebes and Garrett R. D'Alessandro through their indirect beneficial ownership of the outstanding voting securities of the Manager. The Manager provides the Master Fund with ongoing investment guidance, policy direction pursuant to the Investment Management Agreement. The Manager is authorized, subject to the approval of the Master Fund's Board, to retain one or more other organizations, including its affiliates, to provide any or all of the services required to be provided by the Manager to the Master Fund or to assist in providing these services. The Manager entered into a sub-investment management agreement with AIG Global Investment Corp. (the “Sub-Adviser”).

The Manager is owned primarily by Carl Acebes who is its Chairman, Chief Investment Officer and Founder. The Sub-Adviser is an indirect wholly owned subsidiary of American International Group, Inc. (listed on the New York Stock Exchange as “AIG”).  The Sub-Adviser is a member of AIG Investments, a group of international companies which provide investment advice and market asset management products and services to clients around the world. AIG Investments offers a wide range of investment management services domestically, internationally, regionally and in emerging markets.  In late 2008, AIG announced its intention to explore the divestiture of many of its high-quality businesses and assets.  As a result, AIG’s asset management business, including AIG Investments, will likely be sold.

The Sub-Adviser has investment discretion to manage the assets of the Master Fund and is responsible for identifying prospective Hedge Funds, performing due diligence and review of those Hedge Funds and their Hedge Fund Managers, selecting Hedge Funds, allocating and reallocating the Master Fund's assets among Hedge Funds, and providing risk management services, subject to the general supervision of the Manager.

ITEM 10. CAPITAL STOCK, LONG-TERM DEBT, AND OTHER SECURITIES.

ITEM 10.1. CAPITAL STOCK.

The Master Fund is organized as a limited liability company under the laws of the State of Delaware and intends to be classified as a partnership for income tax purposes.

The beneficial interest in the Master Fund shall be divided into units. The number of units in the Master Fund shall be unlimited. All units issued by the Master Fund shall be fully paid and non assessable. Unit holders shall have no preemptive or other rights to subscribe to any additional units or other securities issued by the Master Fund. Subject to applicable law, the Directors of the Master Fund (the "Directors") shall have full power and authority, in their sole discretion and without obtaining unit holder approval, (a) to issue original or additional units at such times and on such terms and conditions as they deem appropriate, (b) to establish and to change in any manner units with such preference, terms of conversion, voting powers, rights, and privileges as the Directors may determine (but the Directors may not change units in a manner materially adverse to the unit holders), (c) to divide or combine the units in the Master Fund into a greater or lesser number, (d) to dissolve  the Master Fund, (e) to issue units to acquire other assets (including assets subject to, and in connection with, the assumption of liabilities) and businesses and (f) to take such other action with respect to the units as the Directors may deem desirable.

The Directors shall accept investments from such persons and on such terms as they may from time to time authorize. At the Directors' sole discretion, such investments, subject to applicable law, may be in the form of cash or securities in which the Master Fund is authorized to invest. The Directors shall have the right to refuse to accept investments in the Master Fund at any time without any cause or reason therefor whatsoever.

Notwithstanding anything in the Master Fund's Limited Liability Company Agreement to the contrary, (a) units shall be issued only in a transaction or transactions not requiring registration under the 1933 Act and (b) the Master Fund shall not at any time have more than 100 unit holders. In determining the number of unit holders of the Master Fund, a person owning a unit through a partnership, grantor trust or S corporation (a "flow-through entity") shall be counted as a unit holder if substantially all the value of that person's interest in the flow-through entity is attributable to that series and a principal purpose for using a tiered structure was to satisfy the 100-unit holder condition. The Directors shall impose such other limitations on investments in the Master Fund as are necessary to avoid having the Master Fund treated as a "publicly traded partnership" within the meaning of Section 7704 of the Code.

The Master Fund may be terminated by a two-thirds vote of unit holders of the Master Fund or the Directors by written notice to the unit holders.

The Directors may, without unit holder approval, cause the Portfolio Company to merge or consolidate with or into any other entity or entities. Any agreement of merger or consolidation or certificate of merger may be signed by a majority of Directors, and facsimile signatures conveyed by electronic or telecommunication means shall be valid.

The Directors may, without the prior consent or vote of the unit holders, (i) cause to be organized or assist in organizing a corporation or corporations under the laws of any jurisdiction or any other trust, partnership, association, or other organization (each, a "successor entity") to take over all of the Master Fund property or assets or to carry on any business in which the Master Fund shall directly or indirectly have any interest, (ii) sell, convey, and transfer Master Fund property or assets to any such successor entity in exchange for the equity interests thereof or otherwise and (iii) lend money to, subscribe for the equity interests in, and enter into any contracts with, any such successor entity.

ITEM 10.2. LONG-TERM DEBT.

Not applicable.

ITEM 10.3. GENERAL.

Not applicable.

ITEM 10.4. TAXES.

Information on the taxation of the Master Fund is incorporated by reference to the section titled "Taxes" in the Fund's prospectus included in the Fund's Registration Statement on Form N-2.

ITEM 10.5. OUTSTANDING SECURITIES.

See Item 28 of Part C of this Master Fund Registration Statement.

ITEM 10.6. SECURITIES RATINGS.

Not applicable.

ITEM 11. DEFAULTS AND ARREARS ON SENIOR SECURITIES.

Not applicable.

ITEM 12. LEGAL PROCEEDINGS.

Information about legal proceedings with respect to the Sub-Adviser to the Master Fund is incorporated by reference to the section titled “Legal Proceedings” in the Fund’s prospectus included in the Fund’s Registration Statement on Form N-2.

ITEM 13. TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION.

Not applicable.

PART B

Part B of this Registration Statement should be read in conjunction with Part A. Defined terms used in this Part B and not otherwise defined have the meanings given them in Part A of this Registration Statement.

Responses to certain Items required to be included in Part B of this Master Fund Registration Statement are incorporated herein by reference to the Registration Statement on Form N-2, as amended, of Rochdale Core Alternative Strategies Fund, LLC (the “Fund") (1933 Act File No. 333-138071 and 1940 Act File No. 811-21965).

ITEM 14. COVER PAGE.

Not applicable.

ITEM 15. TABLE OF CONTENTS.

Not applicable.

ITEM 16. GENERAL INFORMATION AND HISTORY.

Not applicable.

ITEM 17. INVESTMENT OBJECTIVE AND POLICIES.

Part A contains basic information about the investment objective, policies and limitations of the Master Fund. This Part B supplements the discussion in Part A of the investment objective, policies, and limitations of the Master Fund.

Information on the fundamental investment limitations and the non-fundamental investment policies and limitations of the Master Fund, the types of securities bought and investment techniques used by the Master Fund and certain risks attendant thereto, as well as other information on the Master Fund's investment programs, is incorporated by reference to the sections titled “Investment Objective and Strategies”; “Management Strategy”; “Principal Risk Factors Relating to the Fund’s Structure”; “Principal Risk Factors, Types of Investments, and Investment Strategies of the Hedge Funds” in the Fund's prospectus.

In the Fund’s statement of additional information included in the Fund's Registration Statement on Form N-2, as amended, additions to such information are incorporated by reference to the sections titled “Additional Investment Policies”; “Fundamental Policies”; and “Additional Information on Investment Techniques and Operations of the Fund and Related Risks”.

ITEM 18. MANAGEMENT.

Information about the Directors and officers of the Master Fund, their roles in the management of the Master Fund, the compensation of the Directors, and the committees of the Master Fund is incorporated by reference to the section titled "Management of the Fund and the Master Fund" and to the section titled "Directors and Officers"; “Committees of the Boards”; and “Director Compensation” in the Fund's statement of additional information included in the Fund's Registration Statement on Form N-2, as amended.

ITEM 19. CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

The Fund will invest substantially all of its assets in the Master Fund. Because the Fund may at that time be deemed to control the Master Fund, the Fund may take actions affecting the Master Fund without the approval of any other investor. The addition of other investors in the Master Fund may alter the Fund's potential ability to control the Master Fund.

The Fund has informed the Master Fund that whenever it is requested to vote on any proposal of the Master Fund, it will hold a meeting of Unit holders and will cast its vote as instructed by its Unit holders. It is anticipated that any other investors in the Master Fund would follow the same or a similar practice.

The address of the Fund is the same as that of the Master Fund.

Upon issuance of units of Registrant, the Fund and Rochdale Core Alternative Strategies Fund TEI LLC to each entity’s organizational member, the organizational member of these latter two funds (i.e. feeder funds) and the organizational member of Registrant may be considered to control the Master Fund, i.e. Registrant. Registrant, the Fund and Rochdale Core Alternative Strategies Fund TEI LLC may be considered to be under common control.

ITEM 20. INVESTMENT ADVISORY AND OTHER SERVICES.

Information on the investment management and other services provided for or on behalf of the Master Fund is incorporated herein by reference to the section titled "Management of the Fund and the Master Fund" in the Fund's prospectus included in the Fund's Registration Statement on Form N-2.

The following list identifies the specific sections in the Fund's prospectus or statement of additional information under which the information required by Item 20 of Form N-2 may be found; each section is incorporated herein by reference.

Item 20.1(a)	Prospectus - Management of the Fund and the Master Fund – The Manager.
Item 20.1(b)	Prospectus - Management of the Fund and the Master Fund – The Manager.
Item 20.1(c)	Prospectus – Fees and Expenses – Investment Management Fee Shared by the Manager and the Sub-Adviser – Incentive Fee; – Other Expenses.
Item 20.2	Prospectus - Management of the Fund and the Master Fund – The Manager; – The Sub-Adviser; Fees and Expenses – Other Expenses.
Item 20.3	Not Applicable
Item 20.4	Prospectus - Fees and Expenses – Administrative Fee; – Other Expenses.
Item 20.5
Prospectus – Investment Objective and Strategies – Investment Process; Management of the Fund and the Master Fund – The Sub-Adviser; Fees and Expenses – Investment Management Fee Shared by the Manager and the Sub-Adviser; – Incentive Fee.

Item 20.6	Prospectus - Fees and Expenses – Other Expenses; Statement of Additional Information – Custodian and Administrator.
Item 20.7	Prospectus – Accountants and Legal Counsel; Statement of Additional Information – Independent Auditors.
Item 20.8	Not Applicable

ITEM 21. PORTFOLIO MANAGERS.

Further information about the Master Fund's portfolio managers is incorporated herein by reference to the section titled "Portfolio Managers" in the Fund's Statement of Additional Information included in the Fund's Registration Statement on Form N-2.

ITEM 22. BROKERAGE ALLOCATION AND OTHER PRACTICES.

Reference is made to the section titled “Portfolio Transactions” in both the Prospectus and the Statement of Additional Information in the Fund’s Registration Statement on Form N-2.

ITEM 23. TAX STATUS.

Information on the taxation of the Master Fund is incorporated by reference to the section titled "Taxes" in the Fund's prospectus and to the section titled "Tax Aspects" in the Fund's statement of additional information included in the Fund's Registration Statement on Form N-2.

ITEM 24. FINANCIAL STATEMENTS.

Rochdale Core Alternative Strategies Master Fund LLC

Statement of Assets, Liabilities and Members' Capital

March 31, 2009

ASSETS
Investments, at fair value (cost $46,308,761)	$40,760,054
Cash and cash equivalents	9,243,883
Receivable for fund investments sold	625,084
Interest receivable	3,276

Total Assets	50,632,297

LIABILITIES AND MEMBERS' CAPITAL
Liabilities
Management fees payable	104,981
Contributions received in advance	80,000
Accrued professional fees payable	53,158
Accrued expenses and other liabilities	35,424

Total Liabilities	273,563

Total Members' Capital	$50,358,734

Rochdale Core Alternative Strategies Master Fund LLC

Statement of Operations

Year Ended March 31, 2009

INVESTMENT INCOME
Interest income	$61,720

EXPENSES
Management fees	652,097
Professional fees	70,842
Administration fees	108,596
Directors' fees	18,368
Custody fees	5,964
Other expenses	12,803

Total Expenses	868,670

Net Investment Loss	(806,950)

REALIZED AND UNREALIZED LOSS
ON INVESTMENTS
Net realized loss from investment transactions	(1,469,526)

Net change in unrealized depreciation of investments	(4,010,544)

Net Realized and Unrealized Loss from Investments	(5,480,070)

Net Decrease in Members' Capital Resulting from Operations	$(6,287,020)

Rochdale Core Alternative Strategies Master Fund LLC

Statements of Changes in Members' Capital

Period from July 1, 2007 (commencement of operations) to March 31,2008 and Year Ended March 31, 2009

	2009	2008
FROM OPERATIONS
Net investment loss	$(806,950)	$(503,316)
Net realized loss on investments	(1,469,526)	(86,230)
Net change in unrealized depreciation on investments	(4,010,544)	(1,538,464)

Net Decrease in Members' Capital Resulting From Operations	(6,287,020)	(2,128,010)

INCREASE FROM TRANSACTIONS IN MEMBERS' CAPITAL
Proceeds from sales of members' interests	7,697,792	50,875,972

Total Increase in Members' Capital	1,410,772	48,747,962

MEMBERS' CAPITAL
Beginning of period	48,947,962	200,000

End of period	$50,358,734	$48,947,962

Rochdale Core Alternative Strategies Master Fund LLC

Statement of Cash Flows

Year Ended March 31, 2009

CASH FLOW FROM OPERATING ACTIVITIES
Net decrease in members' capital resulting from operations	$(6,287,020)
Adjustments to reconcile net decrease in members' capital
resulting from operations to net cash from operating activities
Purchases of investments	(9,250,000)
Sales of investments	9,115,182
Net change in unrealized depreciation on investments	4,010,544
Net realized loss from investments	1,469,526
Change in Operating Assets and Liabilities
Fund investments made in advance	4,000,000
Interest receivable	2,644
Receivable for fund investments sold	(625,084)
Management fees payable	3,995
Contributions received in advance	(1,849,522)
Professional fees payable	(15,731)
Accrued expense and other liabilities	(5,415)

Net Cash from Operating Activities	569,119

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions	7,697,792

Net Change in Cash and Cash Equivalents	8,266,911

CASH AND CASH EQUIVALENTS
Beginning of period	976,972

End of period	$9,243,883

Rochdale Core Alternative Strategies Master Fund LLC

Financial Highlights

Period from July 1, 2007 (commencement of operations) to March 31,2008 and Year Ended March 31, 2009

	2009	2008
TOTAL RETURN - NET	(11.14%)	(5.01%)

RATIOS/SUPPLEMENTAL DATA

Net Assets, end of period (000's)	$50,359	$48,948
Portfolio Turnover	19.34%	1.39%

Ratio of Net Investment Loss to Average Net Assets	(1.55%)	(1.57%)

Ratio of Expenses to Average Nets Assets	1.67%	1.86%

Total return is calculated for all members taken as a whole and an individual member's return may vary from these Fund returns based on the timing of capital transactions.  The total return for the 9 months ended March 31, 2008 was not annualized.

Portfolio turnover represents the Master Fund's portfolio turnover for the periods shown above.  The ratios of net investment loss to average net assets and ratios of expenses to average net assets are annualized for periods of less than one year.  The ratios of expenses to average net assets do  not include expenses of the Investment Funds in which the Master Fund invests.

The expense ratios are calculated for all members taken as a whole.  The computation of such ratios based on the amount of expenses assessed to an individual member's capital may vary from these ratios based on the timing of capital transactions.

Rochdale Core Alternative Strategies Master Fund LLC

Schedule of Investments

March 31, 2009

	Percentage of			Redemptions
Investment Funds:	Members' Capital	Cost	Fair Value	Permitted

Controlled Risk/Relative Value:

Blackthorn Partners, LP	4.58	$ 2,000,000	$ 2,307,280	Quarterly
FrontPoint Utility and Energy Fund, LP	2.59	1,500,000	1,304,612	Quarterly
Ionic Capital LLC	4.82	2,000,000	2,424,769	Quarterly
Loomis Sayles Consumer Discretionary Hedge Fund, LP	2.57	1,350,000	1,294,326	Monthly
Polygon Global Opportunities Fund LP	1.92	2,200,000	966,259	Semi-Annual
Stark Investments Limited Partnership	3.44	2,550,000	1,732,714	Annual
SuttonBrook Capital Partners LP	4.59	2,450,000	2,311,335	Quarterly
	24.51	14,050,000	12,341,295

Equity (Long/Short):
AlphaGen RhoCas Fund Ltd.	3.02	1,750,000	1,521,397	Monthly
Clovis Capital Partners Institutional, LP	3.43	2,075,000	1,725,399	Quarterly
Galleon Diversified Fund, Ltd.	3.97	2,075,000	2,001,073	Quarterly
Hunter Global Investors Fund I, LP	4.17	2,075,000	2,098,525	Quarterly
Loch Capital Fund I LP	3.54	1,610,000	1,784,549	Quarterly
Seligman Health Spectrum Plus Fund LLC	3.23	1,750,000	1,627,552	Monthly
SLS Investors, LP	0.92	920,895	462,466	Quarterly
	22.28	12,255,895	11,220,961

Event Driven:

Bennelong Asia Pacific Multi Strategy Equity Fund, LP	2.82	1,400,000	1,421,983	Monthly
Brencourt Multi Strategy, LP	3.44	2,225,000	1,729,725	Quarterly
Brigade Leveraged Capital Structures Fund LP	4.10	2,300,000	2,064,661	Quarterly
Castlerigg Partners LP	2.89	2,225,000	1,454,473	Quarterly
GoldenTree High Yield Partners, LP	2.63	2,150,000	1,326,078	Quarterly
King Street Capital, LP	5.41	2,475,000	2,724,644	Quarterly
Satellite Fund II, LP	2.52	2,050,000	1,266,527	Annual
	23.81	14,825,000	11,988,091

Macro:

Auriel Global Macro Fund LP	1.13	750,000	568,926	Monthly
Boronia Diversified Fund (U.S.) LP	1.57	750,000	789,682	Monthly
Camcap Resources LP	0.73	750,000	368,336	Quarterly
Caxton Global Investments (USA) LLC	0.13	67,866	67,380	Annual
Dynamic Domestic Fund, LP	1.63	750,000	820,402	Monthly
Robeco Transtrend Diversified Fund LLC	2.26	1,000,000	1,139,799	Monthly
Sunrise Commodities Fund LP	2.89	1,110,000	1,455,182	Monthly
	10.34	5,177,866	5,209,707

Total Investments	80.94	$ 46,308,761	$ 40,760,054

Redemption restrictions exist for Investment Funds whereby the Investment Managers may suspend redemption either in their sole discretion or other factors. Such factors include the magnitude of redemptions requested, portfolio valuations issues or market conditions.  Redemptions are currently suspended for Polygon Global Opportunities Fund LP, Castlerigg Partners LP, Satellite Fund II L.P., and GoldenTree High Yield Partners L.P., as the funds are in the process of being liquidated or restructured.

Special Investments have been established for SLS Investors LP, Caxton Global Investments (USA) LLC, Camcap Resources LP, Brencourt Multi Strategy LP, and King Street Capital LP and are long-term, illiquid and flow through to the investors on an as realized basis.

NOTES TO FINANCIAL STATEMENTS

1.           Organization

Rochdale Core Alternative Strategies Master Fund LLC (the "Master Fund") is a closed-end, non-diversified management Investment Company that was organized as a limited liability company under the laws of the State of Delaware on September 11, 2006 and serves as a master fund in a master feeder structure. Interests in the Master Fund are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). Investments in the Master Fund may be made only by U.S. and foreign investment companies, common or commingled trust funds, organizations or trusts described in Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended, or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. The Master Fund is a registered investment company under the Investment Company Act of 1940.

Rochdale Investment Management LLC (the “Manager”, "Adviser" or “Rochdale”) is the investment adviser to the Master Fund. The Manager delegates sub-investment advisory responsibilities to AIG Global Investment Corp. (the “Sub-Adviser”) with respect to the Master Fund.

The Master Fund seeks to achieve its objective by investing substantially all of its assets in the securities of privately placed investment vehicles, typically referred to as hedge funds (“Hedge Funds" or "Investment Funds”), that pursue a variety of “absolute return” investment strategies. “Absolute return” refers to a broad class of investment strategies that attempt to consistently generate positive returns regardless of market conditions.

The Fund’s investment objective is to seek long-term growth of principal across varying market conditions with low volatility. “Low volatility” in this objective means the past monthly net asset value fluctuations of the Fund’s net asset value that is no greater than the rolling 10-year annualized standard deviation of the monthly ups and downs of the higher of: (1) the return of the Lehman Brothers Aggregate Bond Index plus 3% or (2) half of the return of the Standard & Poor’s 500-stock Index.  Fund investments generally fall within the following broadly defined investment fund strategies: equity, event driven, macro and controlled risk/relative value.

2.           Significant Accounting Policies

The following is a summary of significant accounting policies followed by the Master Fund.

2.           Significant Accounting Policies (continued)

Fair Value

The Fund adopted FASB Statement No. 157 Fair Value Measurements, (“SFAS 157”) as of April 1, 2008, which, among other things, defines fair value, establishes a hierarchal framework for measuring fair value and expands disclosure about fair value measurements. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Management has determined that SFAS No. 157 had no material impact on the Fund’s financial statements.  The fair value hierarchy is organized into three levels based upon the assumptions (referred to as “inputs”) used in pricing the asset or liability. SFAS 157 states that “observable inputs” reflect the assumptions market participants would use in pricing the asset or liability based on market data obtained from independent sources and “unobservable inputs” reflect an entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability.

The fair value hierarchy prioritizes the inputs used in valuation techniques and creates the following three broad levels, with Level 1 being the highest priority:

Level 1 Inputs
Level 1 inputs are exchange traded or quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. SFAS 157 requires entities to measure fair value using exchange traded or quoted market prices whenever available, unless the active market is not readily available to the entity (for example the entity holds a large block), in which case a Level 2 or Level 3 valuation methodology maybe appropriate.

Level 2 Inputs
Level 2 inputs are inputs other than exchange traded or quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly with fair value being determined through the use of models or other valuation methodologies.

Level 3 Inputs
Level 3 inputs are unobservable inputs for the asset or liability and are used to the extent that observable inputs do not exist. Level 3 inputs require significant management judgment and estimation.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

2.           Significant Accounting Policies (continued)

Portfolio Valuation

The net asset value of the Master Fund is determined as of the close of business at the end of each month in accordance with the valuation principles set forth below or as may be determined from time to time pursuant to policies established by the Board.

The net asset value of the Master Fund equals the value of the Master Fund's assets less the Master Fund's liabilities, including accrued fees and expenses. The Master Fund's investments are considered to be illiquid and can only be redeemed periodically. The Board has approved procedures pursuant to which the Master Fund values its investments at fair value.

In accordance with these procedures, the fair value of investments, as of each month-end ordinarily is the value determined as of such month-end for each Investment Fund in accordance with each Investment Fund's valuation policies and reported at the time of the Master Fund's valuation.

As a general matter, the fair value of the Master Fund's interest in an Investment Fund will represent the amount that the Master Fund could reasonably expect to receive from an Investment Fund if the Master Fund's ownership interest was redeemed at the time of valuation, based on information reasonably available at the time the valuation is made and that the Master Fund believes to be reliable. In the event that an Investment Fund does not report a month-end value to the Master Fund on a timely basis, or the Adviser concludes that the value provided by the Investment Fund does not represent the fair value of the Master Fund's interests in the Investment Fund, the Master Fund would determine the fair value of such Investment Fund based on the most recent value reported by the Investment Fund, as well as any other relevant information available at such time.

Considerable judgment is required to interpret the factors used to develop estimates of fair value. Accordingly, the estimates may not be indicative of the amounts the Master Fund could realize in a current market exchange and the differences could be material to the financial statements. The use of different factors or estimation methodologies could have a significant effect on the estimated fair value. The values assigned to these investments are based on available information and do not necessarily represent amounts that might ultimately be realized, as such amounts depend on future circumstances and cannot reasonably be determined until the individual investments are actually liquidated.

2.           Significant Accounting Policies (continued)

Portfolio Valuation (Continued)

In March 2008, Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”) was issued and is effective for fiscal years beginning after November 15, 2008.  SFAS 161 is intended to improve financial reporting for derivative instruments by requiring enhanced disclosure that enables investors to understand how and why an entity uses derivatives, how derivatives are accounted for, and how derivative instruments can affect an entity’s results of operations and financial position.  Management is currently evaluating the implications of SFAS 161.

Income Recognition and Security Transactions

Interest income is recorded on an accrual basis. Dividend income is recorded on the ex-dividend date. Realized gains and losses from Investment Fund transactions are calculated on the identified cost basis.  Investments are recorded on the effective date of the subscription in the Investment Fund.

Fund Expenses

The expenses of the Master Fund include, but are not limited to, the following: legal fees; accounting and auditing fees; custodial fees; costs of computing the Master Fund's net asset value; costs of insurance; registration expenses; due diligence, including travel and related expenses; expenses of meetings of the Board and members; all costs with respect to communications to members; and other types of expenses as may be approved from time to time by the Board.

Income Taxes

The Fund tax year end is December 31.  The Master Fund is treated as a partnership for Federal income tax purposes.  Each member is responsible for the tax liability or benefit relating to such member’s distributive share of taxable income or loss. Accordingly, no provision for Federal income taxes is reflected in the accompanying financial statements.

2.           Significant Accounting Policies (continued)

New Accounting Policies

Effective September 30, 2007, the Master Fund adopted Financial Accounting Standards Board (FASB) Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes”. The Master Fund’s accounting policy is to provide for liabilities due to uncertain tax positions when such liability is both probable and subject to reasonable estimation.  Management is not aware of any exposure to uncertain tax positions that could require accrual or which could affect its liquidity or future cash flows.  As of March 31, 2009, the Master Fund’s tax years since inception remain open and subject to examination by relevant taxing authorities.

Deferred Offering Costs

Offering Costs will be charged to members’ capital in proportion to the respective value of member's interest sold during the offering period.

Capital Accounts

The initial seeding of the Master Fund occurred on January 30, 2007.  The financial statements presented "Net Asset Value per Unit" amounts to reflect the seed money contributed.  At July 1, 2007, the Commencement of Operations, the Master Fund revised the presentation to show only the total balances of membership interests for all members ("Members' Interests").  Net profits or net losses of the Master Fund for each month are allocated to the capital accounts of members as of the last day of each month in accordance with members' respective investment percentages of the Master Fund.  Net profits or net losses are measured as the net change in the value of the net assets of the Master Fund during a fiscal period, before giving effect to any repurchases of interest in the Master Fund, and excluding the amount of any items to be allocated to the capital accounts of the members of the Master Fund, other than in accordance with the members' respective investment percentages.

Prior to the end of each quarter and year end, the Master Fund receives member contributions with an effective subscription date of the first day of the following month. The Master Fund, in turn, makes contributions to certain Investment Funds, which have effective subscription dates of first day of the following month.  These amounts are reported as "Contributions received in advance" and "Investments made in advance", respectively.

3.           Fair Value Disclosures

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of ninety days or less at time of purchase to be cash equivalents.

Investments in Partnerships

As of March 31, 2009 all investments held were Level 3 inputs as per FAS No. 157.  The following is a reconciliation of the beginning and ending balances for assets and liabilities measured at fair value using significant unobservable inputs (Level 3) during the year ended March 31, 2009:

Alternative Investments
Balance, beginning of year	$46,105,306

Realized gain (loss)	(1,469,526)
Change in unrealized appreciation (depreciation)	(4,010,544)
Net Purchases (Sales/Paydowns)	134,818

Balance, end of year	$40,760,054

The credit and liquidity crisis in the United States has resulted in substantial volatility in the global financial markets.  Consequently, the value of the Fund’s individual investments have and will fluctuate in response to changing market conditions.  The amount of losses, if any that will be recognized in subsequent periods, cannot be determined.

4.           Commitments and Other Related Party Transactions

Management and Incentive Fees

Under the supervision of the Master Fund’s Board and pursuant to an investment management agreement (“Investment Management Agreement”), Rochdale Investment Management LLC, an investment adviser registered under the Investment Advisers Act of 1940, as amended, serves as the Manager for the Master Fund.  The Manager is authorized, subject to the approval of the Master Fund’s Board, to retain one or more other organizations, including its affiliates, to provide any or all of the services required to be provided by the Manager to the Master Fund or to assist in providing these services.

The Manager entered into a sub-investment management agreement with AIG Global Investment Corp. (the “Sub-Adviser”).  The Sub-Adviser has investment discretion to manage the assets of the Master Fund and is responsible for identifying prospective Hedge Funds, performing due diligence and review of those Hedge Funds and their Hedge Fund Managers, selecting Hedge Funds, allocating and reallocating the Master Fund’s assets among Hedge Funds, and providing risk management services, subject to the general supervision of the Manager.

The investment management fee is shared by the Manager and the Sub-Adviser. The Master Fund will pay the Manager an investment management fee at an annual rate equal to 1.25% of the Master Fund’s month-end net assets, including assets attributable to the Manager (or its affiliates) and before giving effect to any repurchases by the Master Fund of member interests. The investment management fee is accrued monthly. The investment management fee will be paid to the Manager out of the Master Fund’s assets. The Manager will pay a fee to the Sub-Adviser at a rate equal to 60% of the amount of the fee earned by the Manager pursuant to the Investment Management Agreement.

The Sub-Adviser is entitled to receive a performance-based incentive fee equal to 10% of the net profits(taking into account net realized and unrealized gains or losses and net investment income or loss), if any, in excess of the non-cumulative “Preferred Return,” subject to reduction of that excess for prior losses that have not been previously offset against net profits (the “Incentive Fee”). The Incentive Fee will be accrued monthly and is generally payable annually. The Preferred Return is an annual return equal to the 3-year Treasury constant maturity rate as reported by the Board of Governors of the Federal Reserve System as of the last business day of the prior calendar year plus 2%.

4.           Commitments and Other Related Party Transactions (continued)

Expense Reimbursement

The Manager has contractually agreed to waive and/or reimburse the Master Fund’s expenses to the extent needed to limit the Master Fund’s annual operating expenses combined with the annual operating expenses of Rochdale Core Alternative Strategies Fund LLC or Rochdale Core Alternative Strategies Fund TEI LLC (the “Feeder Funds”) to 2.25% of net assets for each feeder fund.  To the extent that the Manager reimburses or absorbs fees and expenses, it may seek payment of such amounts for three years after the year in which the expenses were reimbursed or absorbed. A Feeder Fund will make no such payment, however, if its total annual operating expenses exceed the expense limits in effect at the time the expenses are to be reimbursed or at the time these payments are proposed.

5.           Concentration, Liquidity and Off-Balance Sheet Risk

The Master Fund invests primarily in Investment Funds that are not registered under the 1940 Act and invest in and actively trade securities and other financial instruments using different strategies and investment techniques, including leverage, which may involve significant risks. These Investment Funds may invest a high percentage of their assets in specific sectors of the market in order to achieve a potentially greater investment return. As a result, the Investment Funds may be more susceptible to economic, political, and regulatory developments in a particular sector of the market, positive or negative, and may experience increased volatility of the Investment Funds' net asset value.

Various risks are also associated with an investment in the Master Fund, including risks relating to the multi-manager structure of the Master Fund, risks relating to compensation arrangements and risks relating to limited liquidity, as described below.

Redemption restrictions exist for Investment Funds whereby the Investment Managers may suspend redemption either in their sole discretion or other factors. Such factors include the magnitude of redemptions requested, portfolio valuations issues or market conditions.  Redemptions are currently restricted for certain Investment Funds, as noted in the Schedule of Investments.

In the normal course of business, the Investment Funds in which the Master Fund invests trade various financial instruments and enter into various investment activities with off-balance sheet risk. These include, but are not limited to, short selling activities, writing option contracts, contracts for differences, and interest rate, credit default and total return equity swaps contracts. The Master Fund's risk of loss in these Investment Funds is limited to the value of these investments reported by the Master Fund. The Master Fund itself does not invest directly in securities with off-balance sheet risk.

6.           Investment Transactions

For the year ended March 31, 2009, the aggregate purchases (excluding short-term securities) were $9,250,000 and sales of investments were $9,115,182.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members and
Board of Directors of
Rochdale Core Alternative Strategies
Master Fund LLC

We have audited the accompanying statement of assets, liabilities and members' capital of Rochdale Core Alternative Strategies Master Fund LLC (the “Fund”), including the schedule of investments, as of March 31, 2009, and the related statements of operations and cash flows for the year then ended, the statements of changes in members’ capital for the period July 1, 2007 (commencement of operations) to March 31, 2008 and the year ended March 31, 2009, and the financial highlights for the period July 1, 2007 (commencement of operations) to March 31, 2008 and year ended March 31, 2009.  These financial statements and financial highlights are the responsibility of the Fund's Management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of cash and investments as of March 31, 2009, by correspondence with the custodian and investment managers, respectively, or by other appropriate auditing procedures where replies from investment managers were not received.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Fund as of March 31, 2009 and the results of its operations and its cash flows for the year then ended, the statements of changes in members’ capital for the period July 1, 2007 (commencement of operations) to March 31, 2008 and the year ended March 31, 2009 and its financial highlights for the period July 1, 2007 (commencement of operations) to March 31, 2008 and year ended March 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

New York, New York
June 1, 2009

PART C

Responses to Items 25.2.h, 25.2.1, 25.2.n and 25.2.o of Part C have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

OTHER INFORMATION

ITEM 25. FINANCIAL STATEMENTS AND EXHIBITS.

(1)	Financial Statements:

Included in Part A:

Performance Information.

Included in Part B:

Financial Statements.

(2)	Exhibits
	(a)(i)	Certificate of Formation, dated September 11, 2006.(1)
	(a)(ii)	Limited Liability Company Agreement. (1)
	(b)	Not applicable.
	(c)	Not applicable.
	(d)	Not applicable.
	(e)	Not applicable.
	(f)	Not applicable
	(g)(i)	Form of Investment Advisory Agreement. (1)
	(g)(ii)	Form of Sub-Investment Advisory Agreement.(1)
	(h)	Not applicable.
	(i)	Not applicable.
	(j)(i)	Form of Custodian Agreement. (1)
	(j)(ii)	Form of Escrow Agreement. (1)
	(k)(i)	Form of Administration Agreement. (1)
	(k)(ii)	Form of Expense Limitation Agreement. (2)
	(l)	Not applicable.
	(m)	Not applicable.
	(n)(i)	Not applicable.
	(n)(ii)	Form of Consent of Independent Auditors. (3)
	(o)	Not applicable.
	(p)	Not applicable.
	(q)	Not applicable.
	(r)	Form of Code of Ethics (1)
	(s)(1)	Power of Attorney for Interested Director of the Registrant (1)
	(s)(2)	Power of Attorney for President of the Registrant (1)

(s)(3)	Power of Attorney for Independent Director of the Registrant. (1)
(s)(4)	Power of Attorney for Independent Director of the Registrant. (1)
(s)(5)	Power of Attorney for Independent Director of the Registrant. (1)

______________________________________
(1) Previously filed.
(2) Incorporated by reference to the Fund's Registration Statement on Form N-2, as amended (1933 Act File No. 333-138071 and 1940 Act File No. 811-21965).
(3) To be filed by amendment.

ITEM 26. MARKETING ARRANGEMENTS.

Not applicable.

ITEM 27. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Not applicable.

ITEM 28. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL.

None.

ITEM 29. NUMBER OF HOLDERS OF SECURITIES.

Set forth below is the number of record holders as of April 30, 2009 of each class of securities of the Registrant:

Title of Class

Number of Record Holders 2	Units of Interest of
Limited Liability Company
(par value $0.01 per unit)

ITEM 30. INDEMNIFICATION.

A policy of insurance (number 494-78-49 issued by American International Specialty Lines Insurance Company) covering Rochdale Investment Management LLC, its affiliates, and all of the registered investment companies advised by Rochdale Investment Management LLC was obtained to insure the Registrant's directors and officers and others against liability arising by reason of an alleged breach of duty caused by any negligent act, error, or accidental omission in the scope of their duties. Article III, Section 3.7 of the Registrant's Operating Agreement states as follows:

(a) To the fullest extent permitted by law, the Master Fund shall, subject to Section 3.7(b) hereof, indemnify the Organizer, each Director (including for this purpose their executors, heirs, assigns, successors, or other legal representatives), the  Manager, Administrator and Tax Matters Member (including for this purpose each affiliate, shareholder, partner, member, officer, director, principal, employee, or agent of the  Manager, Administrator and the Tax Matters Member) and the executors, heirs, assigns, successors, or other legal representatives of each of the foregoing, and of any person who controls or is under common control, or otherwise affiliated, with the  Manager, the Administrator or the Tax Matters Member (and their executors, heirs, assigns, successors, or other legal representatives) against all losses, claims, damages, liabilities, costs, and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation, or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative, or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been the Organizer, a Director,  Manager, the Administrator or the Tax Matters Member, as the case may be, of the Master Fund or the past or present performance of services to the Master Fund by such indemnitee, except to the extent such loss, claim, damage, liability, cost, or expense shall have been finally determined in a decision on the merits in any such action, suit, investigation, or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. The rights of indemnification provided under this Section 3.7 shall not be construed so as to provide for indemnification of an indemnitee for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law.

(b) Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Master Fund in advance of the final disposition of any such action, suit, investigation, or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Master Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof; provided, however, that (i) such indemnitee shall provide security for such undertaking, (ii)the Master Fund shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee's failure to fulfill his or its undertaking, or (iii) a majority of the Directors (excluding any Director who is seeking advancement of expenses hereunder or is or has been a party to any action, suit, investigation, or proceeding involving claims similar to those involved in the action, suit, investigation, or proceeding giving rise to a claim for advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

(c) As to the disposition of any action, suit, investigation, or proceeding (whether by a compromise payment, pursuant to a consent decree, or otherwise) without an adjudication or a decision on the merits by a court of competent jurisdiction, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Master Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, indemnification shall be provided pursuant to Section 3.7(a) hereof if (i) approved as in the best interests of the Master Fund by vote of a majority of the Directors (excluding any Director who is seeking indemnification hereunder or is or has been a party to any action, suit, investigation, or proceeding involving claims similar to those involved in the action, suit, investigation, or proceeding giving rise to a claim for advancement of expenses hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of  the Master Fund and that such indemnitee is not liable to the Master Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, indemnitee's office, or (ii) the Directors secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Master Fund and that such indemnitee is not liable to the Master Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office.

(d) Any indemnification or advancement of expenses made pursuant to this Section 3.7 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a final decision on the merits in a court of competent jurisdiction in any action, suit, investigation, or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Master Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and in any suit in the name of the Master Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.7 the Master Fund shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in this Section 3.7. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.7 shall be on the Master Fund (or any Member acting derivatively or otherwise on behalf of the Master Fund or its Members).

(e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 as to which he, she, or it may otherwise be entitled except out of the assets of the Master Fund, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f) The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.7 shall affect the power of the Master Fund to purchase and maintain liability insurance on behalf of any Director or other person.

ITEM 31. BUSINESS AND OTHER CONNECTIONS OF THE INVESTMENT ADVISOR.

Reference is made to: (i) the information set forth above under (a) the sections incorporated herein in response to Item 20 above and (b) the caption "Investment Management and Other Services" in the Statement of Additional Information ;(ii) the Form ADV of Rochdale Investment Management LLC (the "Manager") (Central Index Key No. 0001009289)filed with the Commission, which is incorporated herein by reference; and (iii) the Form ADV of AIG Global Investment Corp. (the “Sub-Adviser”) (Central Index Key No.0001092463) filed with the Commission, which is incorporated herein by reference.

ITEM 32. LOCATION OF ACCOUNTS AND RECORDS.

The accounts, books, and other documents required to be maintained by Registrant pursuant to Section 31(a) of the Investment Company Act of 1940 and the rules promulgated thereunder are in the possession the Registrant's custodian and transfer agent, except those records relating to portfolio transactions and the basic organizational documents of the Registrant (see Subsections (2) (iii). (4), (5), (6), (7), (9), (10) and (11) of Rule 31a-1(b)), which, with respect to portfolio transactions are kept by the Master Fund’s Manager at such entity’s address set forth in the Prospectus and statement of additional information and by the Sub-Adviser at 599 Lexington Avenue, New York, N.Y. 10022 and with respect to the organizational documents by its Administrator at 777 E. Wisconsin Avenue, Milwaukee, WI 53202.

ITEM 33. MANAGEMENT SERVICES.

Not applicable.

ITEM 34. UNDERTAKINGS.

Not applicable

SIGNATURES
Pursuant to requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York and the State of New York, on the 28th day of July, 2009.

ROCHDALE CORE ALTERNATIVE STRATEGIES MASTER FUND, LLC

By:   /s/ Carl Acebes *
Carl Acebes
Chairman

      This Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Carl Acebes * Carl Acebes	Director	July 28, 2009
/s/Garrett R. D’Alessandro * Garrett R. D’Alessandro	President & Principal Financial Officer	July 28, 2009
/s/Maxine C. Baretge* Maxine C. Baretge	Director	July 28, 2009
/s/Jerry Roland* Jerry Roland	Director	July 28, 2009
/s/Thomas J. Volpe* Thomas J. Volpe	Director	July 28, 2009

*By:/s/Kurt Hawkesworth
_____________________
Kurt Hawkesworth,
as attorney-in-fact
__________________
*	Pursuant to powers of attorney dated February 1, January 30, January 29, February 5,and January 30, 2007, and provided as exhibits (s)(1), (2), (3), (4) and (5), respectively, in item 25.2.